CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 033-25378 on Form N-1A of our report dated December 29, 2014, relating to the financial statements and financial highlights of Alpine Equity Trust (the “Trust”), comprised of Alpine International Real Estate Equity Fund, Alpine Realty Income & Growth Fund, Alpine Emerging Markets Real Estate Fund and Alpine Global Infrastructure Fund (the “Funds”) for the year ended October 31, 2014, which reference appears in the audited financial statements dated October 31, 2015 of the Funds that are incorporated by reference in the Prospectus and Statement of Additional Information, both dated February 29, 2016, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 26, 2016